Exhibit 99.1

    101 Gateway Centre Parkway     Richmond, VA 23235     Telephone: (804) 267-8000     Fax: (804) 267-8850     Web site: www.landam.com

FOR IMMEDIATE RELEASE	G. William Evans	Lloyd Osgood
December 8, 2004	Chief Financial Officer	Vice President - Communications
	(804) 267-8114	(804) 267-8133

LandAmerica Announces Common Stock

Repurchase Program

RICHMOND, VIRGINIA – LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announced today that its Board of Directors has approved a program to purchase up to 1 million shares, or approximately 5.5%, of its outstanding common stock between now and the end of February 2006. The Company has allocated an amount not to exceed $60 million to this program. Purchases of stock will be accomplished primarily in the open market, with the timing of such transactions subject to market conditions and SEC regulations. The Company anticipates funding for this program to come from available corporate funds, an existing credit facility, and future excess cash flow. The program would be in addition to open market purchases presently made in connection with LandAmerica’s employee benefit plans.

About LandAmerica Financial Group, Inc., a Fortune 500 company

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services and on Fortune magazine’s 2004 list of most admired companies. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

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